Exhibit 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/23/10	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Heidi Barker, 630-623-3791

McDONALD’S RAISES QUARTERLY CASH DIVIDEND BY 11%

•	Quarterly cash dividend increases 11% to $0.61 per share — the equivalent of $2.44 annually

OAK BROOK, IL — On September 22, 2010, McDonald’s Board of Directors declared a quarterly cash dividend of $0.61 per share of common stock payable on December 15, 2010 to shareholders of record at the close of business on December 1, 2010. This represents an 11% increase over the Company’s previous quarterly dividend rate and brings the fourth quarter dividend payout to approximately $650 million.

McDonald’s Chief Executive Officer Jim Skinner said, “With today’s announced dividend increase, we expect the 2010 total cash returned to shareholders to be approximately $5 billion, split between dividends and share repurchases.”

Skinner continued, “Our ongoing financial performance reflects the strength of the McDonald’s system and resilience of our Plan to Win. We remain committed to maintaining financial discipline and enhancing shareholder value. Our first priority is to reinvest in our business by allocating capital where we expect to drive sales and cash flow, generating strong returns. After these investment opportunities, we expect to return all of our free cash flow to shareholders over the long term through dividends and share repurchases. Today’s dividend increase demonstrates our confidence in the long-term strength of our Brand.”

McDonald’s has raised its dividend each and every year since paying its first dividend in 1976. The new quarterly dividend of $0.61 per share is equivalent to $2.44 per share annually.

Upcoming Communications

McDonald’s tentatively plans to release third quarter results before the market opens on October 21, 2010 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

McDonald’s is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries. More than 80% of McDonald’s restaurants worldwide are owned and operated by franchisees. Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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